As filed with the Securities and Exchange Commission on July 3, 2003.

                                                   Registration File # 000-30194
                                             Commission File # 82-1918-12G3-2(b)
                                                                   CIK # 1041019

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT

                                      under

                           THE SECURITIES ACT OF 1933

                              BYRON RESOURCES INC.

                    Formerly known as Bioforest Pacific Inc.
                    ----------------------------------------
        (Exact Name of Small Business Issuer as specified in its charter)
                          Registration File #000-30194
                       Commission File #82-1918-12g3-2(b)

                   Ontario, Canada ID. N/A Foreign Corporation
    (State or other jurisdiction of incorporation) (IRS Employer File Number)

       181 University Avenue, Suite 2200, Toronto, Ontario, Canada M5H 3M7
       -------------------------------------------------------------------
                    (Address of principal executive offices)

                          2003 STOCK COMPENSATION PLAN
                            (Full title of the plan)

                            Ross McGroarty, Chairman
                              Byron Resources Inc.
                        181 University Avenue, Suite 2200
                        Toronto, Ontario, Canada M5H 3M7
                     (Name and address of agent for service)

                                 (416-594-0528)
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

      Title of             Amount        Proposed Maximum      Proposed Maximum     Amount Of
    Securities To          To Be          Offering Price          Aggregate       Registration
    Be Registered        Registered         Per Share         (1) Offering Price    (1)  Fee
--------------------   --------------   ------------------    ------------------  ------------
COMMON SHARES              4, 072,500   $             0.07    $      285, 075.00  $       73.83
(no par value)

STOCK OPTIONS               None

TOTAL                  $   285,075.00

----------
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

                                     PART I

                     INFORMATION REQUIRED IN THE PROSPECTUS

Note: The document(s) containing the information concerning the 2003 Stock Compensation Plan (the "Plan") of Byron Resources, Inc., a Toronto, Ontario corporation (the "Registrant" or the "Company"), dated December 12, 2002 required by Item 1 of Form S-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the statement of availability of registrant information, consulting agreement and other information required by Item 2 of Form S-8 will be sent or given to participants as specified in Rule 428. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the "Commission") either as part of this registration statement on Form S-8 (the "Registration Statement") or as prospectuses or prospectus supplements pursuant to Rule 424. The Company will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Company shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

References in this document to "us," "we," or "the Company" refer to Bioforest Pacific, Inc., its predecessor and its subsidiary.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION  OF  DOCUMENTS  BY REFERENCE.

The following documents, which has been filed by us with the Securities and Exchange Commission, is hereby incorporated by reference into this Prospectus:
Our Report on Form 20-F for the fiscal year ended December 31, 2002; our report on Form 6-K for the fiscal quarter ended June 30, 2003.

All documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, in a supplement to this Registration Statement or in a document incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed supplement to this Registration Statement or in any document that is subsequently incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

We are authorized to issue an unlimited number of common no par value shares and no shares of Preferred Stock. As of June 26, 2003 the Corporation had a total of 27,150,069 shares of Common Stock issued and outstanding.

COMMON STOCK

The holders of Common Stock have one vote per share on all matters (including election of directors) without provision for cumulative voting. Thus, holders of more than 50% of the shares voting for the election of directors can elect all of the directors, if they choose to do so. The Common Stock is not redeemable and has no conversion or preemptive rights.

The Common Stock currently outstanding is validly issued, fully paid and non-assessable. In the event of our liquidation, the holders of Common Stock will share equally in any balance of our assets available for distribution to them after satisfaction of creditors and the holders of our senior securities, whatever they may be. We may pay dividends, in cash or in securities or other property when and as declared by the Board of Directors from funds legally available therefore, but we have paid not cash dividends on our Common Stock.

Transfer Agent, Registrar and Warrant Agent

We have appointed Computershare Investor Services, Golden CO. as our transfer agent for the Common Stock. Their phone number is 303- 262 0600.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

The firm of Thomas F. Pierson, P.C., Attorney at Law, special securities counsel to us for the purpose of this Registration Statement, and whose opinion as to the legality of the issuance of the shares hereunder is attached hereto as
Exhibit 5, owns no shares of our of our common shares.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND  OFFICERS.

Our Articles of Incorporation authorize the Board of Directors, on behalf of us, and without shareholder action, to exercise all of our powers of indemnification to the maximum extent permitted under the applicable statute as amended permits us to indemnify our directors, officers, employees' fiduciaries and agents as follows:

The Business Corporations Act, Province of Ontario permits a corporation to indemnify such persons for reasonable expenses in defending against liability incurred in any legal proceeding if:

(a) The person conducted himself or herself in good faith;

(b) The person reasonably believed:

(1) In the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation's best interests; and

(2) In all other cases, that his or her conduct was at least not opposed to the corporation's best interests; and

(c) In the case of any criminal proceeding, the person had no reasonable cause to believe that his or her conduct was unlawful.

A corporation may not indemnify such person under this Section 136:

(a) In connection with a proceeding by or in the right of the corporation in which such person was adjudged liable to the corporation; or

(b) In connection with any other proceeding charging that such person derived an improper benefit, whether or not involving action in an official capacity, in which proceeding such person was adjudged liable on the basis that he or she derived an improper personal benefit.

Unless limited by the Articles of Incorporation, and there are not such limitations with respect to us, Section 136 requires that the corporation shall indemnify such a person against reasonable expenses who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because of his status with the corporation.

Under Section 136, a corporation may pay reasonable fees in advance of final disposition of the proceeding if:

(a) Such person furnishes to the corporation a written affirmation of the such person's good faith belief that he or she has met the Standard of Conduct described in Section 136;

(b) Such person furnishes the corporation a written undertaking, executed personally or on person's behalf, to repay the advance if it is ultimately determined that he or she did not meet the Standard of Conduct in Section 136; and

(c) A determination is made that the facts then known to those making the determination would not preclude indemnification.

Under Section 136, a corporation may not indemnify such person, including advanced payments, unless authorized in the specific case after a determination has been made that indemnification of such person is permissible in the circumstances because he met the Standard of Conduct under Section 136 and such person has made the specific affirmation and undertaking required under the statute. The required determinations are to be made by a majority vote of a quorum of the Board of Directors, utilizing only directors who are not parties to the proceeding. If a quorum cannot be obtained, the determination can be made by a majority vote of a committee of the Board, which consists of at least two directors who are not parties to the proceeding. If neither a quorum of the Board nor a committee of the Board can be established, then the determination can be made either by the Shareholders or by independent legal counsel selected by majority vote of the Board of Directors.

A corporation is required by Section 136 to notify the shareholders in writing of any indemnification of a director with or before notice of the next shareholders' meeting.

Under Section 136, such person may apply to any court of competent jurisdiction for a determination that such person is entitled under the statute to be indemnified from reasonable expenses.

Under Section 136, a corporation may also indemnify and advance expenses to an officer, employee, fiduciary, or agent who is not a director to a greater extent than the foregoing indemnification provisions, if not inconsistent with public policy, and if provided for in the corporation's bylaw, general or specific action of the Board of Directors, or shareholders, or contract.

Section 136 permits the corporation to purchase and maintain insurance to pay for any indemnification of reasonable expenses as discussed herein.

The indemnification discussed herein is not exclusive of any other rights to which those indemnified may be entitled under the Articles of Incorporation, any Bylaw, agreement, vote of shareholders, or disinterested directors, or otherwise, and any procedure provided for by any of the foregoing, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of heirs, executors, and administrators of such a person.

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons under the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expense incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.  EXHIBITS.

Exhibit
Number                        Description
4.1          2003 Stock Compensation Plan, dated June 26, 2003.
5            Opinion of Counsel, Thomas F. Pierson, P.C.
24.1         Consent of John E. Goodwin, independent Chartered Accountant.
24.2         Consent of Thomas F. Pierson, P.C. (Included in Exhibit 5).

ITEM 9.  UNDERTAKINGS

   1.   The Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona-fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering. 2. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Ontario, Canada, on this 26th day of June, 2003.

Byron Resources Inc.,

/s/  "Ross McGroarty"
---------------------

 Ross McGroarty, Chairman, COO, Director, Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the date indicated.

 Dated: June 26, 2003

/s/ "Ross McGroarty"
--------------------

 Ross McGroarty, Chairman, COO, Director, Secretary

/s/ "David L. Hynes"
--------------------
 David L. Hynes, President, CEO, Director

                                  CERTIFICATION
            PURSUANT TO SECTION 1350 OF CHAPTER 63 OF TITLE 18 OF THE
              UNITED STATES CODE AS ADOPTED PURSUANT TO SECTION 906
                        OF THE SARBANES-OXLEY ACT OF 2002

In connection with the filing of the Annual Report on Form S-8 of Byron Resources, Inc. ("Byron"), as filed with the Securities and Exchange Commission on the date hereof ("the Report"), the undersigned, Ross McGroarty, Director, Chairman and Chief Operating Officer of Byron Resources, Inc. hereby certifies, pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, 18 U.S.C. Section 1350, that:

The Report complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934, and the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of Byron Resources, Inc.

Dated: June 26,2003


Byron Resources, Inc.           By: /s/ " Ross McGroarty"
                                    --------------------------------------------
                                    Ross McGroarty, Director, Officer Chairman,
                                    Secretary

                                  CERTIFICATION
            PURSUANT TO SECTION 1350 OF CHAPTER 63 OF TITLE 18 OF THE
              UNITED STATES CODE AS ADOPTED PURSUANT TO SECTION 906
                        OF THE SARBANES-OXLEY ACT OF 2002

          In connection with the filing of the Annual Report on Form S-8 of Byron Resources, Inc. ("Byron"), as filed with the Securities and Exchange Commission on the date hereof ("the Report"), the undersigned, David Hynes, Director, Chief Executive Officer and President of Byron Resources, Inc. hereby certifies, pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, 18 U.S.C.
Section 1350, that:

The Report complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934, and the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of Byron Resources, Inc.

Dated: June 26, 2003


Byron Resources, Inc.           By: /s/ " David L. Hynes"
                                    --------------------------------------------
                                    David L Hynes, Director, Officer, President

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT

                                      under

                           THE SECURITIES ACT OF 1933

                              BYRON RESOURCES INC.

               (Exact name of Issuer as specified in its charter)

                                  EXHIBIT INDEX

Exhibit
Number                        Description

4.1          2003 Stock Compensation Plan, dated June 26, 2003.

5.0          Opinion of Counsel, Thomas F. Pierson, P.C.

24.1         Consent of John E. Goodwin, independent Chartered Accountant.

24.2         Consent of Thomas F. Pierson, P.C.